Exhibit 99

Investor Contact: Wendy Hargus
NEWS RELEASE	(972) 946-5030
Investor_Relations@voughtaircraft.com
Media Contact: Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports Second Quarter 2009 Financial Results
Second Quarter 2009 Highlights:
•	Revenue for the quarter increased 2 percent over the prior year to $491.5 million

•	Operating income of $32.7 million for quarter
          Summary of Financial Results
               $ in millions

	Three Months Ended			Six Months Ended
	June 28,	June 29,		June 28,	June 29,
	2009	2008	$ Change	2009	2008	$ Change
Revenue	$491.5	$480.7	$10.8	$894.1	$906.1	$(12.0)
Operating income	$32.7	$47.9	$(15.2)	$65.4	$92.7	$(27.3)
Net income (loss)	$24.1	$79.3	$(55.2)	$42.0	$108.0	$(66.0)
Adjusted EBITDA[1]	$58.3	$71.0	$(12.7)	$126.5	$150.3	$(23.8)
Net cash provided by (used in) operating activities	$(22.1)	$(22.5)	$0.4	$(95.1)	$(37.7)	$(57.4)
Free Cash Flow[1]	$(39.1)	$(36.3)	$(2.8)	$(120.4)	$(70.5)	$(49.9)

[1]	Non-GAAP financial measure. A complete definition and reconciliation of non-GAAP financial measures, identified by the number[1], is provided later in the release.
          DALLAS, AUG. 11, 2009 — Vought Aircraft Industries, Inc. today reported financial results for its second quarter ended June 28, 2009. Revenue of $491.5 million for the quarter was slightly higher than the comparable period last year primarily driven by non-recurring revenue associated with the transition to the new Boeing 747-8 model. Net income was lower than the second quarter last year primarily due to the one-time $47.1 million gain on the sale of Vought’s equity interest in Global Aeronautica in 2008. Excluding that 2008 one-time item, net income for the second quarter 2009 was $8.1 million lower than the comparable period last year.

          “Vought’s second quarter financial performance fell short of our expectations. Operationally, there is plenty of room for improvement,” said Vought President and Chief Executive Officer Elmer Doty. “Our primary goals continue to be positioning our company to weather the downturn in the commercial aircraft and business jet marketplace, and driving best-practice discipline throughout our operations. The recent sale of our 787 manufacturing facility greatly improves our balance sheet and near-term cash requirements, and in so doing, puts us in a stronger position to achieve both of these goals.”
Second Quarter Results
          Revenue for the second quarter of 2009 was $491.5 million, an increase of $10.8 million or 2 percent, compared with revenue of $480.7 million for the same period last year.
•	Commercial revenue increased by $16.5 million or 7 percent, due to a $37.8 million increase in sales on Boeing programs largely due to increased non-recurring sales associated with the transition to the new 747-8 model. Partially offsetting this increase was a $21.3 million decrease in sales on Airbus programs primarily due to the completion of one of their contracts during the period.

•	Military revenue was consistent with the comparable period in the prior year

•	Business jet revenue decreased $9.8 million or 11 percent, primarily due to reduced delivery rates directed by our customers.
          Funded backlog decreased 3 percent to $3.7 billion at the end of the quarter compared with $3.8 billion as of the comparable period last year, driven by the termination of the Cessna Citation Columbus 850 program, partially offset by the non-recurring start-up and development activities for the Boeing 747-8. A portion of the backlog at the end of the quarter was related to the 787 program, which was subsequently divested. Excluding this program, the backlog at June 28, 2009 was approximately $2.4 billion. Vought’s calculation of backlog includes only funded orders, which results in backlog being substantially lower than the estimated aggregate dollar value of our contracts and may not be comparable to the backlogs of others in the industry.

          Operating income for the second quarter was $32.7 million which is consistent with the results reported in the first quarter of this year. Compared to the same period last year, operating income decreased $15.2 million due to lower overall program margins largely resulting from cost pressures, including higher pension and material costs, as well as labor inefficiencies related to delivery rate slowdowns on several of our programs and the ramp up of other programs. In addition, Vought is recognizing lower margins on the non-recurring sales. These pressures were partially offset by performance of our Nashville programs as the strike at that location ended in the first quarter and production recovery continued ahead of plan.
          Net income for the second quarter was $24.1 million, a decrease of $55.2 million compared with the same period last year. Included in last year’s results was a $47.1 million gain recorded to reflect the sale in 2008 of Vought’s equity interest in Global Aeronautica. This one-time item, combined with the pressures on operating margins mentioned above contributed to the decrease in net income for the 2009 period.
          Adjusted EBITDA1, as defined in the company’s senior credit agreement, was $58.3 million for the second quarter of 2009, compared with $71.0 million for the same period last year. The $12.7 million decrease is principally due to the lower program margins and the cost pressures discussed above.
          Vought had negative $39.1 million of Free Cash Flow1 for the second quarter of 2009 compared with negative $36.0 million in 2008. Vought’s cash flows continue to be impacted by the timing of customer payments and ongoing pension funding requirements. We ended the quarter with $124.8 million cash and cash equivalents.
          Cash expenditures for the divested 787 program, excluding customer advances, were approximately $34.0 million for the second quarter of 2009. These expenditures include non-recurring engineering costs incurred in the ordinary course of the program, capital expenditures and working capital production costs.

Six Months Ended Results
          Revenue for the six months ended June 28, 2009 was $894.1 million, a decrease of $12.0 million or 1 percent, compared with revenue of $906.1 million for the same period last year.
•	Commercial revenue decreased by $17.9 million or 4 percent, primarily due to a $25.1 million decrease in sales for Airbus programs reflecting the completion of one of their contracts during the period. This decrease was partially offset by a $7.2 million increase in sales for Boeing programs resulting from increased non-recurring sales associated with the transition to the new 747-8 model.

•	Military revenue increased $12.4 million or 4 percent primarily due to increased deliveries on the V-22 program and spares deliveries for the C-17 program.

•	Business jet revenue decreased $6.5 million or 4 percent, primarily due to reduced delivery rates directed by our customers.
          Operating income for the six months ended June 28, 2009 was $65.4 million, a decrease of $27.3 million compared with the same period last year. There were several unusual items that contributed to the decrease, including the one-time release in 2008 of $22.6 million of purchase accounting reserves reflecting the end of production of the 747-400 model. Also, non-recurring costs of $9.6 million were recorded in 2009 reflecting the impact of the pension and other post-retirement benefits curtailment resulting from the 2009 IAM collective bargaining agreement in Nashville. These items were partially offset by an $18.9 million reduction in non-recurring 787 program expenses. In addition to these items, overall program margins were lower due to the cost pressures mentioned above as well as lower margins recognized on the non-recurring sales.
          Net income for the six months ended June 28, 2009 was $42.0 million, a decrease of $66.0 million compared with the comparable period last year. The absence of the $47.1 million gain recorded in 2008 on the sale of our equity interest in Global Aeronautica combined with the decrease in operating income mentioned above, led to the decrease in net income.
          Adjusted EBITDA1, as defined in the company’s senior credit agreement, was $126.5 million for the six months ended June 28, 2009, compared with $150.3 million for the same period last year. The $23.8 million decrease is principally due to the absence in 2009 of the one-time release of $22.6 million of purchase accounting reserves for the 747 program discussed above.

          Vought had negative $120.4 million of Free Cash Flow1 for the six months ended June 28, 2009 compared with negative $70.5 million in 2008. The change primarily results from increased cash requirements for the 747-8 program driven by timing of customer payments partially offset by a $7.5 million decrease in capital expenditures compared with the comparable period last year.
          Cash expenditures for the 787 program, excluding customer advances, were approximately $58.0 million for the six month period ended June 28, 2009. These expenditures include non-recurring engineering costs incurred in the ordinary course of the program, capital expenditures and working capital production costs.
Non-GAAP Financial Measure Disclosure
          EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by the number 1) as presented in this press release are supplemental measures of performance and our ability to satisfy our debt covenants. None of these measures are required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit facility contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these non-GAAP financial measures and the most directly comparable GAAP financial measures is presented at the end of this press release.
Conference Call Details
          Vought Aircraft Industries, Inc. will host a conference call on Tuesday, August 11th at 2 p.m. Eastern time (1 p.m. Central time) to discuss its second quarter results. To access the conference call, dial (800) 510-9691(United States) or (617) 614-3453(International) with pass code 87969395. Please call 10 minutes prior to the start time. A replay of the conference call will be available through Aug. 25, which can be accessed by dialing (888) 286-8010 (United States) or (617) 801-6888 (International) with pass code 62738502.

          Vought’s conference call will be supplemented by a series of slides appearing on the company’s Web site. Listeners are encouraged to view these materials in conjunction with the call. The presentation will be posted on the home page of the Web site on the morning of the call.
About Vought
          Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual revenue of approximately $1.8 billion and about 6,000 employees in eight U.S. locations.
Disclaimer on Forward-Looking Statements
          This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
(dollars in millions, except par value per share )

	June 28,
	2009	December 31,
	(unaudited)	2008
Assets
Current assets:
Cash and cash equivalents	$124.8	$86.7
Trade and other receivables	160.0	138.6
Inventories	544.9	444.4
Other current assets	6.5	4.7

Total current assets	836.2	674.4

Property, plant and equipment, net	477.7	484.3
Goodwill	527.7	527.7
Identifiable intangible assets, net	23.8	27.2
Debt origination costs, net and other assets	10.5	14.0

Total assets	$1,875.9	$1,727.6

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$156.0	$177.0
Accrued and other liabilities	78.8	63.7
Accrued payroll and employee benefits	46.2	48.7
Accrued post-retirement benefits-current	42.2	42.0
Accrued pension-current	0.6	0.3
Current portion of long-term bank debt	140.9	5.9
Accrued contract liabilities	176.1	201.4

Total current liabilities	640.8	539.0

Long-term liabilities:
Accrued post-retirement benefits	371.2	405.3
Accrued pension	682.4	710.7
Long-term bank debt, net of current portion	618.9	594.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	136.7	142.7

Total liabilities	2,720.0	2,661.7

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,818,806 and 24,798,382 issued and outstanding at June 28, 2009 and December 31, 2008, respectively	0.3	0.3
Additional paid-in capital	421.7	420.5
Shares held in rabbi trust	(1.6)	(1.6)
Accumulated deficit	(459.3)	(501.3)
Accumulated other comprehensive loss	(805.2)	(852.0)

Total stockholders’ equity (deficit)	$(844.1)	$(934.1)

Total liabilities and stockholders’ equity (deficit)	$1,875.9	$1,727.6

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
(unaudited, in millions)

	For the Three Months Ended		For the Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
Revenue	$491.5	$480.7	$894.1	$906.1

Costs and expenses

Cost of sales	422.2	377.1	754.6	703.4

Selling, general and administrative expenses	36.6	55.7	74.1	110.0

Total costs and expenses	458.8	432.8	828.7	813.4

Operating income	32.7	47.9	65.4	92.7

Other income (expense)
Interest income	0.2	0.9	0.4	1.0
Other gain (loss)	—	47.1	—	47.1
Equity in loss of joint venture	—	(0.2)	—	(0.6)
Interest expense	(8.8)	(16.4)	(23.8)	(32.2)

Income before income taxes	24.1	79.3	42.0	108.0
Income tax expense	—	—	—	—

Net income	$24.1	$79.3	$42.0	$108.0

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Six Months Ended
	June 28,	June 29,
	2009	2008
Operating activities
Net income	$42.0	$108.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	35.5	32.8
Stock compensation expense	0.7	1.4
Equity in losses of joint venture	—	0.6
(Gain) Loss from asset disposals	1.9	(48.5)
Changes in current assets and liabilities:
Trade and other receivables	(21.4)	(39.8)
Inventories	(100.5)	26.4
Other current assets	(1.8)	(3.1)
Accounts payable, trade	(21.0)	(38.1)

Accrued payroll and employee benefits	(2.5)	(3.3)
Accrued and other liabilities	16.1	(5.6)
Accrued contract liabilities	(25.3)	(45.2)
Other assets and liabilities—long-term	(18.8)	(23.3)

Net cash provided by (used in) operating activities	(95.1)	(37.7)
Investing activities
Capital expenditures	(25.3)	(32.8)
Proceeds from sale of joint venture	—	55.0

Net cash provided by (used in) investing activities	(25.3)	22.2
Financing activities
Proceeds from short-term bank debt	135.0	153.0
Payments on short-term bank debt	—	(153.0)
Proceeds from long-term bank debt	25.0	184.6
Payments on long-term bank debt	(1.5)	(1.0)
Proceeds from sale of common stock	—	0.1

Net cash provided by (used in) financing activities	158.5	183.7

Net increase (decrease) in cash and cash equivalents	38.1	168.2
Cash and cash equivalents at beginning of period	86.7	75.6

Cash and cash equivalents at end of period	$124.8	$243.8

Vought Aircraft Industries Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months			Six Months
	Ended			Ended
	June 28,	June 29,		June 28,	June 29,
	2009	2008	Change	2009	2008	Change
Revenue as Reported:
Commercial	$253.9	$237.4	$16.5	$434.7	$452.6	$(17.9)
Military	161.6	157.5	4.1	307.8	295.4	12.4
Business jets	76.0	85.8	(9.8)	151.6	158.1	(6.5)

Total	$491.5	$480.7	$10.8	$894.1	$906.1	$(12.0)

	Three Months		Six Months
	Ended		Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
% Mix for Revenue
Commercial	52%	49%	49%	50%
Military	33%	33%	34%	33%
Business jets	15%	18%	17%	17%

Total	100%	100%	100%	100%

	Six Months
	Ended
	June 28,	June 29,
	2009	2008	Change
Revenue Backlog
Commercial	$2,321.6	$2,344.5	$(22.9)
Military	801.4	728.0	73.4
Business jets	576.8	755.3	(178.5)

Total revenue backlog	$3,699.8	$3,827.8	$(128.0)

1Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures that our management uses to assess our operating performance and, in the case of Adjusted EBITDA, to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
Adjusted EBITDA is calculated in accordance with our senior secured credit agreement and includes adjustments that are material to our operations but that our management does not consider reflective of our ongoing core operations.
Pursuant to our senior secured credit agreement, Adjusted EBITDA is calculated by making adjustments to our net income (loss) to eliminate the effect of our (1) net income tax expense, (2) net interest expense, (3) any amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (4) depreciation and amortization expense, (5) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business, non-recurring expenses associated with the 787 program and certain expenses associated with our facilities consolidation efforts) net of any extraordinary, unusual or non-recurring income or gains, (6) any other non-cash charges, expenses or losses, restructuring and integration costs, (7) stock-option based compensation expenses and (8) all fees and expenses paid pursuant to our Management Agreement with Carlyle.
We believe that each of the adjustments made in order to calculate Adjusted EBITDA is meaningful to investors because it gives them the ability to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
The use of Adjusted EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:
•	it does not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	it does not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	it does not reflect cash requirements for the payment of income taxes when due;

•	it does not reflect working capital requirements;.

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing Adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as cash flow provided by (used in) operating activities and capital expenditures, to measure our liquidity. Our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.
Free Cash Flow is calculated by subtracting our capital expenditures from our net cash provided by or used in operating activities. We believe that Free Cash Flow is useful to investors because it gives them an insight into how our operating cash flows are affected by the capital that is invested to continue and improve business operations, such as our investment in new programs. Because not all companies use identical calculations, the presentation of Free Cash Flow may not be comparable to other similarly titled measures of other companies. Additionally, Free Cash Flow has limitations as an analytical tool and such measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of this non-GAAP financial measure are that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions.

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
Net cash provided by (used in) operating activities	$(22.1)	$(22.5)	$(95.1)	$(37.7)
Interest expense, net	8.6	15.5	23.4	31.2
Income tax expense (benefit)	—	—	—	—
Stock compensation expense	(0.2)	(0.8)	(0.7)	(1.4)
Equity in losses of joint venture	—	(0.2)	—	(0.6)
Loss from asset sales and other losses	(1.9)	48.8	(1.9)	48.5
Debt amortization costs	(1.9)	(1.5)	(3.7)	(2.3)
787 tooling amortization	0.3	0.8	0.8	0.8
Changes in operating assets and liabilities	67.9	70.8	175.2	132.0

EBITDA	$50.7	$110.9	$98.0	$170.5

Non-recurring investment in Boeing 787	—	5.5	3.1	22.0
Unusual charges — Plant consolidation & other non-recurring program costs	3.4	2.1	10.6	4.0
Loss on disposal of property, plant and equipment	1.9	(48.9)	1.9	(48.6)
Pension & OPEB curtailment and non-cash expense	—	—	9.6	—
Other	2.3	1.4	3.3	2.4

Adjusted EBITDA	$58.3	$71.0	$126.5	$150.3

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
Net cash provided by (used in) operating activities	$(22.1)	$(22.5)	$(95.1)	$(37.7)
Less: Capital expenditures	(17.0)	(13.8)	(25.3)	(32.8)

Free Cash Flow	$(39.1)	$(36.3)	$(120.4)	$(70.5)